Exhibit 99.1

News Release

Solera Holdings, Inc. Announces Closing of Senior Note Private Offering

DALLAS, Texas; June 14, 2011/PRNewswire-FirstCall/-Solera Holdings, Inc. (“Solera” or “Company”) (NYSE: SLH) announced today that its indirect wholly-owned subsidiary, Audatex North America, Inc. (“Audatex”), has closed a private offering of $450 million aggregate principal amount of senior notes due 2018 (“Notes”). Audatex used the proceeds from the offering, together with cash on hand, to (i) finance the acquisition of Explore Information Services, LLC by Claims Services Group, Inc., a wholly-owned subsidiary of Audatex, and (ii) pay related fees and expenses.

Solera is a global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 50 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium, Sidexa in France, ABZ and Market Scan in the Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, AUTOonline providing salvage disposition in a number of European and Latin American countries, and IMS providing medical review services.

CONTACT: Kamal Hamid of Solera Holdings, Inc., +1-858-946-1676,

Kamal.hamid@solerainc.com